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                                                                   Exhibit 99.1

                        FROM CHARTER ONE FINANCIAL, INC.
                                       AND
                              RCSB FINANCIAL, INC.


CONTACTS FROM CHARTER ONE:                          CONTACT FROM RCSB FINANCIAL:
     On 5/21/97:                                    Richard Dye  (716) 423-7363
            INVESTORS- Bud Koch      (313) 965-7119
                       Rick Neu      (313) 965-7121
                       Ellen Batkie  (800) 262-6301
            MEDIA-     William Dupuy (216) 566-5311
     After 5/21/97:
            INVESTORS- Ellen Batkie  (800) 262-6301
            MEDIA-     William Dupuy (216) 566-5311


               CHARTER ONE AND RCSB TO MERGE IN STOCK TRANSACTION
               --------------------------------------------------


CLEVELAND, Ohio, May 21, 1997 -- The boards of directors of Charter One Financial, Inc. (NASDAQ:COFI), the holding company of Charter One Bank, F.S.B., and RCSB Financial, Inc. (NASDAQ:RCSB), the holding company of Rochester Community Savings Bank, today announced a definitive agreement to enter into a strategic alliance through a stock-for-stock exchange. Rochester Community Savings Bank, headquartered in Rochester, New York, is a state-chartered savings bank with $4 billion in assets ($2.4 billion in deposits) and 36 branch offices in Rochester and Buffalo.

Terms of the agreement call for a tax-free exchange of shares at a fixed exchange ratio of .91 shares in Charter One common stock for each of RCSB's common shares. Based on current RCSB shares, it is expected that approximately
13.6 million new shares of Charter One stock will be issued in conjunction with the merger, bringing the initial value of the transaction to $635 million and the pro forma market capitalization of the combined company to $2.9 billion.

Based on Charter One's May 19, 1997 stock price of $46.625, the exchange ratio represents a price of $42.429 for each RCSB share. The pricing reflects 200% of RCSB's book value at February 28, 1997 and 16 times RCSB's last 12-month earnings.

The merger, which would be accounted for as a pooling of interests, is expected to close in the fourth quarter of 1997. Due diligence work has been completed by both companies and their advisors. The transaction has been approved by the boards of directors of both companies and is subject to approval by bank regulatory authorities and each company's shareholders. In addition, RCSB has granted Charter One an option to purchase shares equal to 19.9% of RCSB's outstanding common stock under certain conditions.



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Charter One estimates that the natural synergies of the transaction will produce annual cost savings equal to 25% to 30% of RCSB's operating expenses, or approximately $21 to $25 million, after tax. The targeted cost savings would be created by elimination of duplicative back office operations as well as efficiencies to be gained from merging the two banks into one. One-time after-tax charges in conjunction with the merger are expected to approximate $50 to $60 million.

Charter One expects that the transaction will be accretive to earnings based on cost saves alone. Accretion on the new shares to be issued is estimated to be in excess of 12% and accretion on the combined shares is estimated at 3% to 5%. Separately, additional revenue opportunities would be created by introducing Charter One's retail banking product lines into RCSB's retail branches and using RCSB's mortgage banking operation to distribute Charter One's mortgage and consumer lending products.

"We are very pleased with what this transaction means for our customers, our community and our shareholders," stated Leonard Simon, RCSB Chairman and Chief Executive Officer. "Charter One is one of the premier financial institutions in the nation and offers a broad array of products that meet the needs of our customer base. In terms of shareholder value, Charter One's record is almost unequaled in generating earnings results that have been rewarded by the investment community in share price growth over the past 10 years."

Simon noted that upon completion of the merger, Rochester Community Savings Bank would be merged into Charter One Bank and all of its retail banking offices would remain open and continue to operate under the Rochester Community name. He also noted that all existing certificates of deposit and loan contracts would be unchanged and that insured deposits would remain insured by the FDIC.

"This is a wonderful opportunity for us to acquire a top tier retail network in an attractive banking market," commented Charles John Koch, Charter One's Chairman and Chief Executive Officer. "The addition of the Buffalo and Rochester areas gives us one contiguous market that runs from southeastern Michigan through to Rochester. We have stated all along that we are attracted to areas of similar demographic character as that in Michigan and Ohio. Western New York meets that criteria and should be an ideal market for our retail lending and savings products."

Koch continued, "An added bonus is the synergy we think can be gained between RCSB's retail mortgage banking operation, which operates in 15 states, and Charter One's mortgage lending operation and new consumer finance subsidiary. The existing distribution system used to originate loans should complement our lending operations nicely.


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"Finally, one of the most exciting results of this transaction is the addition of a strong auto finance operation which significantly enhances our consumer bank profile. RCSB has been a prime auto finance lender since 1984. This is a unique opportunity to acquire a major company with a seasoned sales force and proven track record in a new business line. This asset origination capacity has the potential to change the dynamics of our operation going forward. It fits well into our plan to increase the portion of our balance sheet invested in energized (nontraditional thrift) assets." At March 31, energized assets represented 24% of Charter One's $8.5 billion portfolio and, on a pro forma basis, the combined company would have 33% of a $10.5 billion portfolio in nontraditional lending.

Koch went on to discuss the opportunity to duplicate the experience Charter One had following its merger with FirstFed Michigan in November 1995. At the time that merger was announced, the Company anticipated the transaction would be accretive as a result of natural synergies and cost savings. There was hope that revenue enhancements would add to the value of the deal over time. Seventeen months later, the Michigan franchise is generating over half of the Company's fee revenue and loan originations even though it represents less than half of the branch network. "The success of our Michigan experience is a tribute to the power of being able to quickly inject a strong sales culture and a product set that matches the needs of the market into a healthy banking environment. We believe the Rochester merger parallels Michigan in a number of respects."

Koch also announced that, following the acquisition, Simon will join Charter One as a Vice Chairman and Edward J. Pettinella, RCSB Executive Vice President, will be Charter One's Executive Vice President in charge of business development. Terms of the agreement also provide that Simon and three additional RCSB directors will join Charter One's Board of Directors.

Montgomery Securities is acting as advisor to Charter One, and Lehman Brothers is acting as advisor to RCSB. Both have provided fairness opinions in connection with the transaction.

Headquartered in Rochester, New York, RCSB Financial, Inc. is the holding company for Rochester Community Savings Bank, a $4 billion savings bank with primary business lines in retail banking, mortgage banking and automobile lending. Retail banking is conducted through 36 full-service banking offices in Rochester and Buffalo while mortgage origination activities encompass 58 offices located in the eastern third of the United States. Automobile loans are originated through auto dealers located primarily in New York, Maryland and Florida.



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With approximately $14 billion in total assets, Charter One Bank is one of the largest thrifts in the country. The Bank has 174 branch locations: 94 branches in Ohio operating under the name Charter One Bank and 80 branches in Michigan operating under the name First Federal of Michigan. Additional information on Charter One may be found at the Company's web site: www.charterone.com.

A teleconference will be held at 9:30 a.m., Eastern Standard Time, on Thursday, May 22. To participate, please call (800) 289-1393, press pound (#) sign and enter code 81876.

Forward-looking information
Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be fully realized within the expected time frame; (2) competitive pressures among depository institutions increase significantly; (3) costs or difficulties related to the integration of the business of Charter One or RCSB are greater than expected; (4) changes in the interest rate environment reduce interest margins; (5) general economic conditions, either nationally or in the states in which the combined company will be doing business, are less favorable than expected; and (6) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.


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                CHARTER ONE FINANCIAL, INC./RCSB FINANCIAL, INC.
                                   AT-A-GLANCE

   First Quarter 1997 Selected Financial Data ($ in millions, except per share data)
                       (COFI at 3/31/97, RCSB at 2/28/97)
            Financial ratios reflect year-to-date results, annualized


                                                                                       Pro Forma
                                                       COFI            RCSB            (Combined)
                                                    ---------         -------          ----------
Total assets.....................................   $14,040.4         4,032.4           18,072.8
Total deposits...................................     7,839.5         2,368.3           10,207.8
Total loans......................................     8,472.0         2,018.3           10,490.3
Net income (3 months ended)......................        44.1             9.7               53.8
Return on assets.................................        1.26%           0.96%              1.31%(a)
Return on equity.................................       18.67%          12.26%             18.74%(a)
Nonperforming assets.............................       $44.8            32.0               76.8
Nonperforming assets/assets......................        0.32%           0.79%              0.43%
Reserves.........................................       $65.8            28.2               94.0
Reserves/nonperforming loans.....................         170%            105%               142%
Shareholders' equity/assets......................        6.78%           7.85%              7.02%
Book value per share.............................      $20.53           21.36              21.14
Closing stock price..............................      46.625(b)           --                 --
Fully diluted shares outstanding at 3/31/97......        47.8            14.9               61.3(c)
Market capitalization ...........................    $2,228.7              --            2,858.2(c)
Retail banking locations.........................         174              36                210
Stand-alone loan offices.........................           9              58                 67
Households served (000s).........................         567             167                734
Employees........................................       2,582           1,632              4,214


--------------------------------

(a)  Assumes cost saves equal to 25% of RCSB annual operating expenses.
(b)  Monday, May 19 closing price.
(c)  Adjusted for the .91 exchange ratio.

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